FormCap Corporation
50 West Liberty Street, Suite 880
Reno, Nevada 89501 USA

Email: info@formcapcorp.com
Tel: 888-777-8777
Fax: 888-320-9401

FORMCAP ENTERS LETTER OF INTENT TO ACQUIRE LEASES IN KANSAS

(Cowley County, Kansas - Mississippian Exploration and Development Prospect)

For Immediate Release

August 6, 2013 – Reno, NV – FormCap Corp. (“FormCap”) (OTCQB: FRMC) announces a Letter of Intent (“LOI”) to acquire up to 1,500 acres of oil leases in Cowley County, Kansas. This LOI sets out FormCap’s intention to complete a transaction (the “Transaction”) between FormCap, Kerr Energy Group (“Kerr”) and Keta Oil and Gas, LLC (“Keta”). The terms of the LOI are conditional upon the completion of a Definitive Agreement (the “Definitive Agreement”) between FormCap, Kerr and Keta and, the approval of the Board of Directors of each company.

Under the terms of the LOI, FormCap will purchase up to 1,500 acres of petroleum exploration and development leases (the “Leases”) from Kerr and Keta in Cowley County, Kansas. FormCap will own 100% of the Leases (80% net revenue to FormCap; 20% freehold royalty), and will be operator. FormCap will have the option to purchase additional leases in Cowley County from Kerr and Keta under an Area of Mutual Interest (“AMI”), the terms of which will be set forth in the Definitive Agreement. FormCap is required to drill one (1) well in each of the first two (2) years of the Lease term to maintain its interest in the Leases.

FormCap will also have the option to participate in the drilling of up to six (6) exploration or development wells on lands currently owned by Keta and Kerr under terms to be set forth in the Definitive Agreement.

Significant quantities of oil and gas have been discovered and produced in Cowley County in recent years. The prospects for oil production are excellent with multi-zone potential for both vertical and horizontal development. In addition to the Mississippian, zones producing in this area include the Layton, Lansing-Kansas City, Bartlesville, Stalnaker and the Arbuckle. Reservoir properties are excellent with good porosity and permeability in thicker accumulations of hydrocarbons. Total depths of approximately 4,000 feet provide drilling time of approximately seven (7) days with completed wells costing about $500,000 per vertical well.

FormCap is actively engaged in identifying, financing and developing oil and gas energy resource properties in North America, including the development of the Cowley County, Kansas, Mississippi Prospect in Kansas. FormCap continues to review additional resource properties that combine positive elements of short-term exploration and development costs with high potential for long-term success and financial return.

Graham Douglas, CEO of FormCap reports that “FormCap is excited about the potential of its relationship with Kerr and Keta in Cowley County, Kansas as there are tremendous opportunities to produce commercial light oil and gas in an environment of high crude oil prices and low finding and developing costs.”

Additional information can be found at: www.formcapcorp.com

On behalf of the Board of Directors,

FormCap Corp. (OTCQB: FRMC)

Signed: ‘Graham Douglas’

Graham Douglas, CEO

FormCap Corp.

50 West Liberty Street, Suite 880

Reno, NV 89501

www.formcapcorp.com

Forward-Looking Information

This press release contains certain “forward-looking information”. All statements, other than statements of historical fact, that address activities, events or development that the Company believes, expects or anticipates will or may occur in the future constitute forward-looking information. This forward-looking information reflects the current expectations or beliefs of the company based on information currently available to the Company. Forward-looking information is subject to a number of significant risks and uncertainties and other factors that may cause the actual results of the Company to differ materially from those discussed in the forward-looking information, and even if such actual results are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on the Company. Factors that could cause actual results or events to differ materially from current expectations include, but are not limited to, the possibility of unanticipated costs and expenses. Any forward-looking information speaks only as of the date on which it is made and, except as may be required by applicable securities laws, the company disclaims any intent or obligation to update any forward-looking information whether as a result of new information, future events or results or otherwise. Although the Company believes that the assumptions inherent in the forward-looking information are reasonable, forward-looking information is not a guarantee of future performance and accordingly undue reliance should not be put on such information due to the inherent uncertainty therein.